Exhibit 99.2

NEWS RELEASE

GRAY COMMENCES CASH TENDER OFFER FOR 7½% SENIOR NOTES DUE 2020

Atlanta, Georgia – September 7, 2016. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) announced today that it has commenced a cash tender offer (the “Tender Offer”) for any and all of its outstanding $675.0 million aggregate principal amount 7½% Senior Notes due 2020 (CUSIP No. 389375 AG1) (the “Notes”). The Tender Offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase, dated September 7, 2016 (the “Offer to Purchase”), the related Letter of Transmittal (the “Letter of Transmittal”) and the related Notice of Guaranteed Delivery (the “Notice of Guaranteed Delivery”). The Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery are collectively referred to herein as the “Offer Documents.”

The consideration for each $1,000 principal amount of the Notes purchased pursuant to the Tender Offer will be $1,042.20 (the “Tender Offer Consideration”). Holders must validly tender (and not validly withdraw) their Notes or deliver a properly completed and duly executed Notice of Guaranteed Delivery for their Notes at or before the Expiration Time (as defined below) in order to be eligible to receive the Tender Offer Consideration. In addition, holders whose Notes are purchased in the Tender Offer will receive accrued and unpaid interest from the last interest payment date to, but not including, the Payment Date (as defined in the Offer to Purchase) for the Notes. Gray expects the Payment Date to occur on September 14, 2016.

The Tender Offer will expire at 5:00 p.m., New York City time, on September 13, 2016, unless extended or the Tender Offer is earlier terminated (such date and time, as it may be extended, the “Expiration Time”). Except as required by applicable law, Notes validly tendered may only be withdrawn at or before the Expiration Time by following the procedures described in the Offer to Purchase.

Gray’s obligation to accept for purchase and to pay for Notes validly tendered and not validly withdrawn pursuant to the Tender Offer is subject to the satisfaction or waiver, in Gray’s discretion, of certain conditions, which are more fully described in the Offer to Purchase, including, among others, Gray’s completion of an offering of its senior notes prior to the Acceptance Date (as defined in the Offer to Purchase) on terms satisfactory to Gray. The complete terms and conditions of the Tender Offer are set forth in the Offer Documents. Holders of the Notes are urged to read the Offer Documents carefully.

Gray has retained D.F. King & Co., Inc. as the information agent and tender agent for the Tender Offer. Gray has retained Wells Fargo Securities, LLC and BofA Merrill Lynch as the joint dealer managers for the Tender Offer.

Holders who would like additional copies of the Offer Documents may call or email the information agent, D.F. King & Co., Inc. at (212) 269-5550 (banks and brokers), (800) 290-6431 (all others), or gtn@dfking.com. Copies of the Offer Documents are also available at the following website: www.dfking.com/gtn. Questions regarding the terms of the Tender Offer should be directed to Wells Fargo Securities, LLC at (704) 410-4760 (collect) or (866) 309-6316 (toll-free), or BofA Merrill Lynch at (980) 386-6026 (collect) or (888) 292-0070 (toll-free).

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell with respect to any Notes. The Tender Offer is being made solely pursuant to the Offer Documents, which set forth the complete terms and conditions of the Tender Offer. The Tender Offer is not being made to, nor will Gray accept tenders of the Notes from, holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

None of Gray, its board of directors, the dealer managers or the information agent and tender agent makes any recommendation to any holder of Notes in connection with the Tender Offer. Holders must make their own decisions as to whether to tender their Notes and, if so, the principal amount of Notes to tender.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These “forward-looking statements” are statements other than statements of historical fact and may include, among other things, statements regarding our current expectations and beliefs as to our ability to consummate the Tender Offer, including the terms and timing thereof, and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of September 7, 2016. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, each of which is on file with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov.

Gray Contacts:

www.gray.tv

Hilton H. Howell, Jr., President and Chief Executive Officer, 404-266-5512

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-504-9828

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